Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hanover Bancorp, Inc. of our report dated December 22, 2021 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Hanover Bancorp, Inc. for the year ended September 30, 2021.

Crowe LLP

Livingston, New Jersey

December 23, 2021